Amendment to Stock Purchase Agreement

This letter dated June 20, 2001, is to acknowlege that Joseph Petito and The Sackler Group II, Inc. agree to extend the date of closing from on or about June 21, 2001 as detailed in the agreement dated June 6, 2001, to on or about July 12, 2001.

/s/ Joseph Petito
Joseph Petito

The Sackler Group II Inc.
/s/ David Sackler
By: David Sackler, President